Exhibit 4.1
Execution Version
MGIC INVESTMENT CORPORATION
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
(as successor to Bank One Trust Company, National Association)
as Trustee

Supplemental Indenture
Dated as of April 26, 2010
Supplemental to Indenture dated as of October 15, 2000

5% Convertible Senior Notes due 2017

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SUPPLEMENTAL INDENTURE, dated as of April 26, 2010 (this “Supplemental Indenture”), between MGIC INVESTMENT CORPORATION, a Wisconsin corporation, as issuer (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor to Bank One Trust Company, National Association), a national banking association organized under the laws of the United States, as trustee (the “Trustee”), under the Indenture, dated as of October 15, 2000, between the Company and the Trustee (as amended and supplemented from time to time in accordance with the terms thereof, the “Original Indenture”).
RECITALS OF THE COMPANY
WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the issuance from time to time of the Company’s unsecured, unsubordinated Securities in an unlimited aggregate principal amount and to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as might be determined by the Company under the Original Indenture;
WHEREAS, Section 3.1 of the Original Indenture provides for the Company to establish Securities of any series pursuant to an indenture supplemental to the Original Indenture;
WHEREAS, Section 9.1(4) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series and any Coupons appertaining thereto as permitted by Section 2.1 and Section 3.1 of the Original Indenture without the consent of any Holders;
WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;
WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “5% Convertible Senior Notes due 2017” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;
WHEREAS, the form of Note, the certificate of authentication to be borne by each Note, the form of notice of conversion, the form of Fundamental Change Repurchase Notice and the form of assignment and transfer to be borne by the Notes are to be substantially in the forms hereinafter provided for; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1. DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.01 Scope of Supplemental Indenture.
The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture.
Section 1.02 Definitions.
For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
(ii) all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the meanings assigned to them in the Original Indenture;
(iii) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
(iv) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America and, except as otherwise herein expressly provided, the terms “generally accepted accounting principles” or “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date or time of such computation;
(v) the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and
(vi) the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”).
“Additional Interest” has the meaning specified in Section 7.03.
“Additional Shares” has the meaning specified in Section 4.22(a).

“Agent Members” has the meaning specified in Section 2.02.
“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary for such Note, in each case to the extent applicable to such transfer or transaction and as in effect from time to time.
“Asset Sale Make-Whole Adjustment Event” means any sale, transfer, lease, conveyance or other disposition (other than by way of a merger or consolidation covered by the definition of Common Stock Change Make-Whole Adjustment Event, which shall be addressed under such definition) of all or substantially all of the property or assets of the Company, or of all or substantially all of the property or assets of the Company and the Subsidiaries of the Company on a consolidated basis, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act.
“Authorized Officer” means, when used with respect to the Company, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Controller, the Chief Accounting Officer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any calendar day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated to close.
“Change in Control” means the occurrence of any of the following events:
(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s Voting Stock; or
(2) there occurs a sale, transfer, lease, conveyance or other disposition (other than by way of a merger or consolidation covered by clause (3) below, which shall be addressed under such clause) of all or substantially all of the property or assets of the Company, or of all or substantially all of the property or assets of the Company and the Subsidiaries of the Company on a consolidated basis, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or
(3) the Company consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Company, unless either:
(i) the persons that “beneficially owned” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, the shares of the

Company’s Voting Stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger shares of the surviving or continuing Person’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of the Voting Stock of the surviving or continuing Person in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or
(ii) the transaction constitutes a Listed Stock Business Combination; or
(4) the following persons cease for any reason to constitute a majority of the Board of Directors:
(i) individuals who on the Issue Date constituted the Board of Directors; and
(ii) any new directors whose election to the Board of Directors or whose nomination for election by the Company’s stockholders was approved by at least a majority of the directors of the Company then still in office either who were directors of the Company on the Issue Date or whose election or nomination for election was previously so approved; or
(5) the Company is liquidated or dissolved or the holders of the Company’s capital stock approve any plan or proposal for the liquidation or dissolution of the Company.
“Close of Business” means 5:00 p.m. (New York City time).
“Closing Sale Price” of the Common Stock on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported on the NYSE or, if the Common Stock is not listed on the NYSE, then as reported by the NASDAQ Stock Market or the principal other national or regional securities exchange on which the shares of the Common Stock are then traded or, if the Common Stock is not listed or approved for trading on the NASDAQ Stock Market or another national or regional securities exchange, on the principal market on which shares of the Common Stock are then traded. If the Common Stock is not so traded, the “Closing Sale Price” of the Common Stock will be the average of the midpoint of the last bid and ask prices for shares of the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
“Common Stock” means the shares of common stock, $1.00 par value, of the Company as it exists on the date of this Supplemental Indenture or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.
“Common Stock Change Make-Whole Adjustment Event” means any transaction or series of related transactions (other than a Listed Stock Business Combination), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) all or substantially all the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash.
“Company” has the meaning specified in the Preamble of this Supplemental Indenture.
“Conversion Agent” means the Trustee or such other office or agency designated by the Company where Notes may be presented for conversion. The Trustee shall be the initial Conversion Agent.
“Conversion Date” has the meaning specified in Section 4.02.
“Conversion Rate” has the meaning specified in Section 4.01(a).
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary.
“Distributed Property” has the meaning specified in Section 4.08.
“Effective Date” has the meaning specified in Section 4.22(b).
“Event of Default” has the meaning specified in Section 7.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Ex-Dividend Date” means, with respect to any issuance, dividend or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.
“Expiration Date” has the meaning specified in Section 4.10.
“Expiration Time” has the meaning specified in Section 4.10.
“Fundamental Change” means a Change in Control or a Termination of Trading.
“Fundamental Change Notice” has the meaning specified in Section 3.02(b).
“Fundamental Change Notice Date” has the meaning specified in Section 3.02(b).
“Fundamental Change Repurchase Date” has the meaning specified in Section 3.02(a).

“Fundamental Change Repurchase Notice” has the meaning specified in Section 3.02(c).
“Fundamental Change Repurchase Price” has the meaning specified in Section 3.02(a).
“Global Note” means any Note that is a Global Security.
“Global Security” means a Security that evidences all or part of the Securities of any series and is authenticated and delivered to, and registered in the name of, the Depositary for such Securities or a nominee thereof.
“Indenture” means the Original Indenture, as supplemented by this Supplemental Indenture as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this Supplemental Indenture and any such supplemental indenture, respectively.
“Interest Payment Date” means, with respect to the payment of interest on the Notes, each May 1 and November 1 of each year.
“Issue Date” means April 26, 2010.
“Listed Stock Business Combination” means the merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person with or into the Company in which at least ninety percent (90%) of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and, if applicable, any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger), and, as a result of such consolidation or merger, the Notes, upon conversion, will be convertible into such common stock and associated rights in accordance with Section 4.16.
“Make-Whole Adjustment Event” means an Asset Sale Make-Whole Adjustment Event or a Common Stock Change Make-Whole Adjustment Event.
“Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such Scheduled Trading Day.
“Maturity Date” means, with respect to any Note, May 1, 2017.
“Merger Event” has the meaning specified in Section 4.16.

“Note” or “Notes” has the meaning specified in the Recitals of this Supplemental Indenture.
“NYSE” means The New York Stock Exchange.
“Officer’s Certificate” means a certificate signed by an Authorized Officer that is delivered to the Trustee.
“Open of Business” means 8:00 a.m. (New York City time).
“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company, or other counsel who shall be reasonably acceptable to the Trustee, that, if required by the Trust Indenture Act, complies with the requirements of Section 314(e) of the Trust Indenture Act.
“Original Indenture” has the meaning specified in the Preamble of this Supplemental Indenture.
“Paying Agent” means any Person (including the Company) authorized by the Company to pay the principal amount of, interest on, or Fundamental Change Repurchase Price of, any Notes on behalf of the Company. The Trustee shall be the initial Paying Agent.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Physical Notes” means each Note other than any Global Note.
“Record Date” means, with respect to the payment of interest on the Notes, the April 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on May 1 and the October 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on November 1.
“Registrar” means any Person (including the Company) authorized by the Company to maintain an office or agency where Notes may be presented for registration of transfer or for exchange. The Trustee shall be the initial Registrar.
“Reference Property” has the meaning specified in Section 4.16(a).
“Scheduled Trading Day” means any day that is scheduled by the applicable exchange to be a Trading Day.
“Share Price” has the meaning specified in Section 4.22(b).
“Significant Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.
“Spin-off” has the meaning specified in Section 4.08.

“Stockholder Rights Plan” has the meaning specified in Section 4.12(a).
“Subsidiary” means, in respect of any Person, any corporation, limited liability company, limited or general partnership or other business entity of which at the time of determination more than 50% of the voting power of the shares of its capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.
“Termination of Trading” means any time when the Common Stock (or other common stock into which the Notes are then convertible) is no longer listed for trading on a U.S. national securities exchange.
“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Company’s securities generally occurs on the NYSE, or if shares of Common Stock are not listed on the NYSE, then as reported by the NASDAQ Stock Market or the principal other national or regional securities exchange on which the shares of Common Stock are then traded, or if the Common Stock is not listed or approved for trading on the NASDAQ Stock Market or another national or regional securities exchange, on the principal market on which shares of the Common Stock are then traded; provided that if the Common Stock is not so listed or traded, then a “Trading Day” shall have the same meaning as Business Day.
“Trustee” has the meaning specified in the Preamble of this Supplemental Indenture.
“U.S.” means the United States of America.
“Valuation Period” has the meaning specified in Section 4.08.
“Voting Stock” means, with respect to any corporation, association, company or business trust, stock or other securities of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation, association, company or business trust; provided that, for the purposes hereof, stock or other securities which carry only the right to vote conditionally on the happening of an event shall not be considered Voting Stock whether or not such event shall have happened.
“Weighted Average Consideration” has the meaning specified in Section 4.16(c)(2).
ARTICLE 2. THE NOTES
Section 2.01 Title and Terms; Payments.
There is hereby authorized a series of Securities designated the “5% Convertible Senior Notes due 2017” initially limited in aggregate principal amount to $345,000,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Original Indenture. The principal amount of Notes then outstanding shall be payable on the Maturity Date.
The form of Note (including the form of notice of conversion, the form of Fundamental Change Repurchase Notice and the form of assignment and transfer) shall be substantially as set forth in Exhibit A hereto, which is incorporated into and shall be deemed a part of this Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing the Notes, as evidenced by their execution of the Notes.
The Company shall make payments in respect of the principal and interest, including Additional Interest, if any, on Global Notes to the Depositary or its nominee, as the case may be, in its capacity as the registered Holder under the Indenture. In the case of certificated Notes, the Company shall make payments in U.S. dollars at the office of the Paying Agent or, at the Company’s option, by check mailed to the Holder’s registered address (or, if requested by a Holder of more than $1 million of Notes, by wire transfer to the account designated by such Holder). The Company shall make any required interest payments to the person in whose name each Note is registered at the Close of Business on the record date for the interest payment. The Paying Agent shall be designated as the Company’s paying agent for payments on the Notes. The Company may at any time designate additional paying agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to the Company, Holders entitled to the money must look to the Company for payment. In that case, all liability of the Trustee or Paying Agent with respect to that money shall cease.
Section 2.02 Book-Entry Provisions for Global Notes.
The Notes shall initially be represented by one or more Global Notes. Each Global Note shall be deposited with, or on behalf of, the Depositary and be registered in the name of a nominee of the Depositary. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Supplemental Indenture or the Original Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any holder.

Section 2.03 CUSIP Numbers.
In issuing the Notes, the Company may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders of the Notes; provided that any such notice may state that no representation is made as to the correctness of such numbers as printed on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.
Section 2.04 Reporting Requirement.
For so long as the Notes are outstanding, the Company shall file with the Commission, within the time periods prescribed by its rules and regulations, the Company’s annual and quarterly reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and will furnish such annual and quarterly reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) to the Trustee within 15 days of the date on which it would be required to file the same with the Commission. The filing of any quarterly or annual report or other information, document or other report that the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act on the Commission’s EDGAR system and the giving of notice to the Trustee as to the public availability of such information from such source shall be deemed to constitute delivery of such filing to the Trustee. In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the Trustee and the Holders with annual and quarterly reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times the Company would have been required to provide reports had it continued to have been subject to such reporting requirements. The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates).
ARTICLE 3. REDEMPTION AND REPURCHASES
Section 3.01 No Company Right to Redeem.
The Company shall have no right to redeem the Notes before the Maturity Date.

Section 3.02 Repurchase of Notes at Option of the Holder Upon a Fundamental Change.
(a) If a Fundamental Change occurs, each Holder shall have the right, at the option of the Holder, to cause the Company to purchase all or any portion (in minimum principal amounts specified in Section 3.02(c)) of the principal amount of such Holder’s Notes, in cash, at a purchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest), if any, to (but excluding) the Fundamental Change Repurchase Date., The Company shall repurchase all such Notes as of the date that is no fewer than 20 Business Days and no more than 45 Business Days after the date of the Fundamental Change Notice (the “Fundamental Change Repurchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 3.02(c).
At least three Business Days before the Fundamental Change Notice Date, the Company shall deliver an Officer’s Certificate to the Trustee specifying:
(i) the information required by Section 3.02(b); and
(ii) whether the Company desires the Trustee to give the Fundamental Change Notice required by Section 3.02(b).
(b) No later than 30 calendar days before the anticipated effective date of a Fundamental Change, the Company shall mail a written notice of the Fundamental Change (the “Fundamental Change Notice,” the date of such mailing, the “Fundamental Change Notice Date”) by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Fundamental Change Repurchase Notice to be completed by the Holder and shall state:
(i) briefly, the nature of the Fundamental Change and the anticipated date of such Fundamental Change;
(ii) the date by which the Fundamental Change Repurchase Notice pursuant to Section 3.02(c) must be given;
(iii) the Fundamental Change Repurchase Date;
(iv) the Fundamental Change Repurchase Price;
(v) the name and address of the Paying Agent and the Conversion Agent;
(vi) the Conversion Rate applicable on such Conversion Date and any adjustments thereto;
(vii) that the Notes as to which a Fundamental Change Repurchase Notice has been given may be converted if they are otherwise convertible pursuant to

Article 4 hereof only if the Fundamental Change Repurchase Notice has been withdrawn in accordance with the terms of this Supplemental Indenture;
(viii) that the Notes must be surrendered to the Paying Agent to collect payment;
(ix) that the Fundamental Change Repurchase Price for any Note as to which a Fundamental Change Repurchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Fundamental Change Repurchase Date and the time of surrender of such Note as described in clause (viii);
(x) briefly, the procedures the Holder must follow to exercise rights under this Section 3.02;
(xi) briefly, the conversion rights, if any, of the Notes;
(xii) the procedures for withdrawing a Fundamental Change Repurchase Notice;
(xiii) that, unless the Company defaults in making payment of such Fundamental Change Repurchase Price on the Notes surrendered for repurchase by the Company will cease to accrue on and after the Fundamental Change Repurchase Date; and
(xiv) the CUSIP and ISIN number(s) of the Notes.
Simultaneously with the provision of the Fundamental Change Notice, the Company shall publicly announce, through a reputable national newswire service, and publish on its website, a notice containing the information in above clauses (i) through (xiv). Within three Business Days following the effective date of the Fundamental Change, the Company shall give written notice to the Holders of the consummation of the Fundamental Change and shall publicly announce, through a reputable national newswire service, and publish on its website, a notice of the consummation of such Fundamental Change.
(c) A Holder may exercise its rights specified in Section 3.02(a) upon delivery of a written notice of repurchase (a “Fundamental Change Repurchase Notice”) and any Notes to which the right is being exercised to the Trustee (for Global Notes pursuant to the Applicable Procedures) at any time on or prior to the Close of Business on the Scheduled Trading Day immediately preceding the Fundamental Change Repurchase Date, stating:
(i) the portion of the principal amount of the Notes which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof;
(ii) that such Notes shall be repurchased pursuant to the terms and conditions specified in Paragraph 5 of the Notes; and

(iii) if Physical Notes have been issued, the certificate numbers of the Notes which the Holder will deliver to be repurchased.
The delivery of such Note to the Trustee with the Fundamental Change Repurchase Notice (together with all necessary endorsements) at the offices of the Trustee shall be a condition to the receipt by the Holder of the Fundamental Change Repurchase Price therefor; provided, however, that such Fundamental Change Repurchase Price shall be so paid pursuant to this Section 3.02 only if the Note so delivered to the Trustee, if any, shall conform in all material respects to the description thereof set forth in the related Fundamental Change Repurchase Notice.
The Company shall repurchase from a Holder thereof, pursuant to this Section 3.02, a portion of a Note specified by the Holder in its Fundamental Change Repurchase Notice if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Supplemental Indenture that apply to the repurchase of all of a Note also apply to the repurchase of such portion of such Note.
Any repurchase by the Company contemplated pursuant to the provisions of this Section 3.02 shall be consummated by the delivery of the consideration to be received by the Holder on the Fundamental Change Repurchase Date.
(d) The Company shall deposit cash, at the time and in the manner as provided in Section 3.04, sufficient to pay the aggregate Fundamental Change Repurchase Price of all Notes to be repurchased pursuant to this Section 3.02.
Section 3.03 Effect of Fundamental Change Repurchase Notice.
Upon receipt by the Trustee of the Fundamental Change Repurchase Notice specified in Section 3.02(c), the Holder of the Note in respect of which such Fundamental Change Repurchase Notice was given shall (unless such Fundamental Change Repurchase Notice is withdrawn as specified in the following paragraph) thereafter be entitled to receive solely the Fundamental Change Repurchase Price with respect to such Note. Such Fundamental Change Repurchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, promptly following the later of (i) the Fundamental Change Repurchase Date with respect to such Note (provided that the conditions in Section 3.02(c) have been satisfied) and (ii) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.02(c). Notes in respect of which a Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 4 hereof on or after the date of the delivery of such Fundamental Change Repurchase Notice unless such Fundamental Change Repurchase Notice has first been validly withdrawn as specified in the following two paragraphs.
A Fundamental Change Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Fundamental Change Repurchase Notice at any time prior to the Close of Business on the last day prior to the Fundamental Change Repurchase Date, specifying:

(a) the principal amount of the Note with respect to which such notice of withdrawal is being submitted, in multiples of $1,000;
(b) if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted; and
(c) the principal amount, if any, of such Note which remains subject to the original Fundamental Change Repurchase Notice.
If the Notes are held in book entry form, the notices must also comply with the Applicable Procedures.
Section 3.04 Deposit of Fundamental Change Repurchase Price.
Prior to 10:00 a.m. (New York City time) on the Fundamental Change Repurchase Date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary of the Company or an affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 6.6 of the Original Indenture) an amount of cash (in immediately available funds if deposited on such Business Day), sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof which are to be repurchased as of the Fundamental Change Repurchase Date.
Section 3.05 Notes Repurchased in Part.
Any Physical Note that is to be repurchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not repurchased, or in the case of a Global Note, the Company shall instruct the Registrar to decrease such Global Note by the principal amount of the repurchased portion of the Note surrendered.
Section 3.06 Covenant to Comply with Securities Laws Upon Repurchase of Notes.
When complying with the provisions of Section 3.02 hereof (provided that such offer or repurchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or repurchase), the Company shall, to the extent applicable, (a) comply with Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Exchange Act, (b) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (c) otherwise comply with any applicable federal and state securities laws so as to permit the rights and obligations under Section 3.02 to be exercised in the time and in the manner specified in Section 3.02.

Section 3.07 Repayment to the Company.
The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed as provided in Paragraph 9 of the Notes, held by them for the payment of the Fundamental Change Repurchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.04 exceeds the aggregate Fundamental Change Repurchase Price of the Notes or portions thereof which the Company is obligated to repurchase as of the Fundamental Change Repurchase Date, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Fundamental Change Repurchase Date, the Trustee shall return any such excess to the Company.
ARTICLE 4. CONVERSION
Section 4.01 Conversion Privilege and Consideration.
(a) A Holder may convert its Note(s) at any time until the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date. The “Conversion Rate” shall be that identified as such in Paragraph 6 of the Notes, subject to adjustment as herein set forth. A Holder may, during any applicable time referred to herein, convert a portion of the principal amount of a Note if the portion converted is in a $1,000 principal amount or an integral multiple of $1,000. Provisions of this Supplemental Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.
Except as specifically described in this Article 4, the Conversion Rate will not be subject to adjustment in the case of the issuance of any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or the right, option or warrant to purchase shares of Common Stock, or such convertible or exchangeable securities.
(b) Subject to Section 4.01(a), upon conversion, a Holder will receive a number of shares of Common Stock equal to (i)(A) the aggregate principal amount of Notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable Conversion Rate on such Conversion Date.
(c) The Company shall deliver such shares of Common Stock to the Holder on the third Trading Day following the Conversion Date; provided, however, that for any conversion that occurs on or after the Record Date for the payment of interest on the Notes on the Maturity Date, the Company will deliver such shares on the Maturity Date.
Section 4.02 Conversion Procedure.
To convert a Note, a Holder must satisfy the requirements set forth in Paragraph 6 of the Notes. The first Business Day on which the Holder satisfies all those requirements and delivers an irrevocable conversion notice together with such Holder’s Notes for conversion is the conversion date (the “Conversion Date”).
The Person in whose name the certificate is registered shall be treated as a shareholder of record as of the Close of Business on the Conversion Date. Upon conversion of a Note in its entirety, such Person shall no longer be a Holder of such Note.

No payment or adjustment will be made for dividends on, or other distributions with respect to, any shares of Common Stock except as provided in this Article 4.
Upon conversion of a Note, that portion of accrued and unpaid interest (including Additional Interest), if any, through the Conversion Date with respect to the converted Note shall not be cancelled, extinguished or forfeited, but rather, subject to the provisions in Paragraph 1 of the Notes, shall be deemed to be paid in full to the Holder thereof through delivery shares of Common Stock (together with the cash payment, if any, in lieu of fractional shares) for the Note being converted pursuant to the provisions hereof. The Company will not adjust the Conversion Rate to account for accrued interest, if any.
Holders of Notes on the Close of Business on a regular Record Date will receive payment of interest on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after the Close of Business on such regular Record Date.
If the last day on which a Note may be converted is not a Business Day, the Note may be surrendered on the next succeeding Business Day.
If the Holder converts more than one Note at the same time, the number of shares of Common Stock issuable upon the conversion and the amount of any cash paid in lieu of fractional shares shall be based on the total principal amount of the Notes converted. Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount to the unconverted portion of the Note surrendered, or in the case of a Global Note, the Company shall instruct the Registrar to decrease such Global Note by the principal amount of the converted portion of the Note surrendered.
Section 4.03 Fractional Shares.
The Company will not issue fractional shares of Common Stock upon conversion of a Note. Instead, the Company will pay cash in lieu of fractional shares by multiplying the Closing Sale Price of a full share of Common Stock on the Conversion Date (or if the Conversion Date is not a Trading Day, the next following Trading Day) by the fractional amount and rounding the product to the nearest whole cent. Whether fractional shares are issuable upon a conversion will be determined on the basis of the total number of Notes that the Holder is then converting into Common Stock and the aggregate number of fractional shares, if any, of Common Stock issuable upon such conversion. All calculations under this Article 4 shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be.
Section 4.04 Taxes on Conversion.
If a Holder submits a Note for conversion, the Company shall pay all documentary, stamp or similar issue or transfer tax, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares, if any, of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the shares, if any, of Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.
Section 4.05 Company to Provide Stock.
The Company shall, prior to issuance of any Common Stock under this Article 4, and from time to time as may be necessary, reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Notes.
Any shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable (except to the extent provided by former Section 180.0622(b) of the Wisconsin Business Corporation Law), and shall be free from preemptive rights and shall be free of any lien or adverse claim. The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of Common Stock, if any, upon conversion of Notes, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the shares of Common Stock are then listed or quoted.
Section 4.06 Adjustment for Change in Capital Stock.
If, after the Issue Date of the Notes, the Company:
(a) pays a dividend or makes a distribution payable exclusively in shares of Common Stock on all or substantially all shares of the Common Stock;
(b) subdivides the outstanding shares of Common Stock into a greater number of shares; or
(c) combines the outstanding shares of Common Stock into a smaller number of shares;
then the Conversion Rate will be adjusted based on the following formula:
where,
R’	=
the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination, as the case may be;

R	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of

Business on the effective date of such subdivision or combination, as the case may be;

OS’	=
the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination, as the case may be; and

OS	=	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be.
Such adjustment shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or the effective date for such subdivision or combination. If any dividend or distribution of the type described in this Section 4.06 is declared but not so paid or made, or the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.
Section 4.07 Adjustment for Rights Issue.
If, after the Issue Date of the Notes, the Company pays a dividend or makes a distribution of any rights, options or warrants to all or substantially all holders of the Common Stock entitling them to purchase (for a period expiring within 60 days after the date of issuance) shares of Common Stock at a price per share less (or securities convertible into Common Stock having a conversion price per share of Common Stock less) than the average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Day period ending on, and including the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution, the Conversion Rate shall be increased in accordance with the following formula:
where:
R’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

R	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

O	=	the number of shares of Common Stock outstanding at the Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

N	=	the number of additional shares of Common Stock issuable pursuant to such rights, options or warrants;

P	=	the per-share offering price payable to exercise such rights, options or warrants for the additional shares; and

M	=
the average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date with respect to the dividend or distribution.

Such adjustment shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall again be adjusted promptly to be the Conversion Rate that would then be in effect if such Ex-Dividend Date for such dividend or distribution had not been fixed.
For purposes of this Section 4.07, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock at less than the average of the Closing Sale Prices of Common Stock for each Trading Day in the applicable five (5) consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors.
Section 4.08 Adjustment for Other Distributions.
If, after the Issue Date of the Notes, the Company pays a dividend or makes a distribution to all or substantially all holders of the Common Stock any of its debt, securities, assets or any rights, warrants or options to purchase securities of the Company (including securities or cash, but excluding (a) dividends or distributions (including subdivisions) referred to in Section 4.06 and dividends or distributions of rights, warrants or options referred to in Section 4.07, (b) dividends or distributions paid exclusively in cash (to which Section 4.09 shall apply) and (c) any Spin-off to which the provisions set forth below in this Section 4.08 shall apply) (“Distributed Property”), the Conversion Rate shall be increased in accordance with the following formula:

where:
R’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

R	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

M	=
the average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

F	=
the fair market value, as determined by the Board of Directors, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution.

Such adjustment shall become effective immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution. Notwithstanding the foregoing, if “F” as set forth above is equal to or greater than “M” as set forth above, in lieu of the foregoing adjustment, adequate provisions shall be made so that each Holder shall have the right to receive on conversion in respect of each $1,000 principal amount of the Notes held by such Holder, in addition to the number of shares of Common Stock equal to the Conversion Rate, the amount and kind of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate immediately prior to the record date for such dividend or distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors or a committee thereof determines “F” for purposes of this Section 4.08 by reference to the actual or when issued trading market for any Notes, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution.
With respect to an adjustment pursuant to this Section 4.08 where there has been a payment of a dividend or distribution on the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which is referred to herein as a “Spin-off,” the Conversion Rate will be increased based on the following formula:

where:
R’	=	the Conversion Rate in effect immediately after the Open of Business on the effective date for the Spin-off;

R	=	the Conversion Rate in effect immediately prior to the Open of Business on the effective date for the Spin-off;

F	=
the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the first five (5) consecutive Trading Day period immediately following, and including, the effective date for the Spin-off (such period, the “Valuation Period”); and

MP	=	the average of the Closing Sale Prices of the Common Stock over the Valuation Period.
The adjustment to the Conversion Rate under the preceding paragraph of this Section 4.08 will be made immediately after the Open of Business on the day after the last day of the Valuation Period, but will be given effect as of the Open of Business on the effective date for the Spin-off. For purposes of determining the Conversion Rate in respect of any conversion during the five (5) Trading Days commencing on the effective date for any Spin-off, references within the portion of this Section 4.08 related to “Spin-offs” to five (5) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-off to, but excluding, the relevant Conversion Date.
For purposes of this Section 4.08, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than the average of the Closing Sale Prices of the Common Stock for each Trading Day in the applicable five (5) consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
If, prior to a Conversion Date, a record date for a Spin-off has been set but the relevant dividend or distribution has not yet resulted in an adjustment to the Conversion Rate and a converting Holder is not entitled to participate in the dividend or distribution with respect to the shares of Common Stock such Holder receives upon conversion (whether because such Holder was not a holder of such shares of Common Stock on the effective date for such dividend or distribution or otherwise), then as promptly as practicable following the Conversion Date, the Company will deliver to such Holder a number of additional shares of Common Stock that reflects the increase to the Conversion Rate that resulted from the Spin-off.
Section 4.09 Adjustment for Cash Distributions.
If, after the Issue Date of the Notes, the Company pays any dividends or distributions to all or substantially all holders of its Common Stock in cash, the Conversion Rate shall be increased in accordance with the following formula:

where:
R’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

R	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP	=
the average of the Closing Sale Prices of the Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock in such dividend or distribution.
The adjustment shall become effective immediately after the Open of Business on the Ex-Dividend Date with respect to the dividend or distribution.
Notwithstanding the foregoing, if “C” as set forth above is equal to or greater than “SP” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to Holders of Common Stock, for each $1,000 principal amount of Notes, the amount of cash such Holder would have received had such Holder owned a number of shares equal to the Conversion Rate on the record date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Section 4.10 Adjustment for Company Tender Offer.
If, after the Issue Date of the Notes, the Company or any Subsidiary of the Company makes a payment to holders of the Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by the Company or any of its Subsidiaries for shares of Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the five (5) consecutive Trading Day period commencing on, and including, the Trading Day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased in accordance with the following formula:
where:

R’	=	the Conversion Rate in effect immediately after the Open of Business on the Trading Day following the Expiration Date;

R	=	the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day following the Expiration Date;

F	=
the fair market value, as determined by the Board of Directors (or a committee thereof), of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of the Common Stock the Company or any Subsidiary of the Company purchases in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “Expiration Time”);

OS	=	the number of shares of the Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to such tender offer or exchange offer);

OS’	=	the number of shares of the Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP	=	the average of the Closing Sale Prices of the Common Stock over the five (5) consecutive Trading Day period commencing on, and including, the Trading Day following the Expiration Date.
The adjustment to the Conversion Rate under the preceding paragraph of this Section 4.10 will be made immediately after the Open of Business on the sixth (6th) Trading Day following the Expiration Date but will be given effect at the Open of Business on the Trading Day following the Expiration Date. For purposes of determining the Conversion Rate, in respect of any conversion during the five (5) Trading Days commencing on the Trading Day following the Expiration Date, references within this Section 4.10 to five (5) Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day following the Expiration Time to, but excluding, the relevant Conversion Date.
Section 4.11 When Adjustment May be Deferred.
No adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least 1% of the applicable Conversion Rate. Any adjustments that are not made because the adjustment does not change the applicable Conversion Rate by 1% or more (after giving effect to an adjustment not previously made but carried forward pursuant to this sentence) shall be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made with respect to the affected Notes on any Conversion Date with respect to the Notes.
Section 4.12 When No Adjustment Required.
No adjustment need be made as a result of:
(a) the issuance of the rights pursuant to a stockholders rights plan of the Company that provides that each share of Common Stock issued upon conversion of the Notes at any time prior to the distribution of separate certificates representing rights will be entitled to receive the right (a “Stockholder Rights Plan”);
(b) the distribution of separate certificates representing the rights under the Stockholder Rights Plan;
(c) the exercise or redemption of the rights in accordance with the Stockholder Rights Plan;
(d) the termination or invalidation of the rights under the Stockholder Rights Plan;
(e) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;
(f) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
(g) ordinary course of business stock repurchases, including structured or derivative transactions, pursuant to a stock repurchase program approved by the Board of Directors (but, for the avoidance of doubt, excluding transactions described in Section 4.10);
(h) any accrued and unpaid interest (including Additional Interest); or
(i) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date.
If any event described in Section 4.12(a) through (d) occurs, Holders will receive the rights upon conversion, unless, prior to any conversion, the rights have separated from the Common Stock. If the rights have separated, the Conversion Rate will be adjusted at the time of separation as provided by Section 4.08 (subject to readjustment in the event of the expiration, termination or redemption of such rights).
Notwithstanding the foregoing, no adjustment need be made to the Conversion Rate pursuant to Section 4.06, 4.07, 4.08, 4.09 or 4.10 if Holders participate (as a result of holding Notes, and at the same time as Common Stock holders participate), subject to notice of such participation to Holders, in the transaction that would otherwise trigger the applicable adjustment, as if such Holders held a number of shares of Common Stock equal to the then applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holders, without having to convert. No adjustment need be made if the Common Stock to be issued upon conversion will actually receive the consideration provided in, or be subject to, the transaction that would otherwise trigger the adjustment.
No adjustment need be made for a change in the par value or no par value of the shares of Common Stock.

Section 4.13 Notice of Adjustment.
Whenever the Conversion Rate is adjusted, the Company shall promptly or within three Business Days mail to Holders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice briefly stating the facts requiring the adjustment and the manner of computing it. The notice of adjustment shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such notice of adjustment except to exhibit the same to any Holder desiring inspection thereof.
Section 4.14 Voluntary Increase.
From time to time, the Company may (but is not required to) increase the Conversion Rate by any amount at any time for at least 20 Business Days, if the Board of Directors determines that such increase would be in the Company’s best interest, so long as the increase is irrevocable during such period. In addition, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased, the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice of the increase. The Company shall mail the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect. A voluntary increase of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of Section 4.06, 4.07, 4.08 or 4.09.
Section 4.15 Notice of Certain Transactions. If:
(a) the Company takes any action that would require an adjustment in the Conversion Rate pursuant to Section 4.06, 4.07, 4.08, 4.09 or 4.10 (unless no adjustment is to occur pursuant to Section 4.12); or
(b) the Company takes any action that would require a supplemental indenture pursuant to Section 4.16; or
(c) there is a liquidation or dissolution of the Company,
then the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend, distribution or subdivision or the proposed effective date of a combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least 15 Scheduled Trading Days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

Section 4.16 Effect of Reclassification, Consolidation, Merger or Sale.
Upon the occurrence of (i) any reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination covered by Section 4.06), (ii) any transaction involving the Company subject to Section 6.01 (other than a sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash or other assets of the Company or any other Person), (iii) a binding share exchange which reclassifies or changes the outstanding shares of Common Stock, or (iv) any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person, in each case as a result of which the holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock (any such event, a “Merger Event”), then:
(a) the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) and which shall provide that Holders shall be entitled thereafter to convert each $1,000 principal amount of their Notes into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”) upon such Merger Event.
(b) In the event the Company shall execute a supplemental indenture pursuant to this Section 4.16, the Company shall promptly file with the Trustee an Officer’s Certificate briefly describing the Merger Event and stating the type or amount of cash, securities, property or other assets that will comprise the Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent to such Merger Event under the Indenture have been complied with. Promptly, following the effective time of any such Merger Event, the Company shall issue a press release describing the type or amount of cash, securities, property or other assets that will comprise the Reference Property after any such Merger Event (and shall make the press release available on its website). Any failure to deliver such Officer’s Certificate or issue such press release shall not affect the legality or validity of such supplemental indenture.
(c) With respect to each $1,000 principal amount of Notes surrendered for conversion after the effective date of any such Merger Event in lieu of shares of Common Stock otherwise provided for hereunder, the Company shall deliver to the converting Holder a number of units of Reference Property (each such unit comprising the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration) equal to (1) the aggregate principal amount of Notes to be converted, divided by $1,000, multiplied by (2) the then-applicable Conversion Rate.

(1) The Company will deliver the cash in lieu of fractional units of Reference Property as set forth pursuant to Section 4.03 (provided that the amount of such cash shall be determined as if references in such Section to “the Closing Sale Price of a full share of Common Stock” were instead a reference to “the fair market value of a unit of Reference Property” composed of the type and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration).
(2) For purposes of this Section 4.16, the “Weighted Average Consideration” means the weighted average of the types and amounts of consideration received by the holders of the Common Stock entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock in any Merger Event who affirmatively make such an election.
(3) The Company shall notify the Holders and the Trustee of the Weighted Average Consideration as soon as practicable after the Weighted Average Consideration is determined.
(d) The above provisions of this Section shall similarly apply to successive Merger Events. In the event that Notes become convertible into Reference Property pursuant to this Section 4.16, the Company shall notify the Trustee and issue a press release containing the relevant information and make such press release available on the Company’s website.
Section 4.17 Company Determination Final.
Any determination and/or calculation that the Company or the Board of Directors must make pursuant to Sections 4.03, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.16 or 7.03 is conclusive, absent manifest error.
Section 4.18 Trustee’s Adjustment Disclaimer.
The Trustee has no duty to determine when an adjustment under this Article 4 should be made, how it should be made or what it should be. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes. The Trustee shall not be responsible for the Company’s failure to comply with this Article 4. Each Conversion Agent shall have the same protection under this Section 4.18 as the Trustee.
Section 4.19 Simultaneous Adjustments.
In the event that this Article 4 requires adjustments to the Conversion Rate under more than one of Sections 4.06, 4.07, 4.08 or 4.09, and the Ex-Dividend Dates (or, in the case of a Spin-off, the effective date of such a Spin-off) for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 4.06, second, the provisions of Section 4.08, third, the provisions of Section 4.09 and, fourth, the provisions of Section 4.07.

Section 4.20 Successive Adjustments.
After an adjustment to the Conversion Rate under this Article 4, any subsequent event requiring an adjustment under this Article 4 shall cause an adjustment to the Conversion Rate as so adjusted.
Section 4.21 Limitation on Adjustments.
The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article 4 if that adjustment would result in the amount obtained by dividing $1,000 by the Conversion Rate being less than the then par value of the shares of Common Stock issuable upon conversion of the Notes. In no event will the Conversion Rate be decreased other than as a result of a transaction described in Section 4.06(b).
Section 4.22 Adjustment to Conversion Rate Upon Certain Transactions.
(a) If a Make-Whole Adjustment Event occurs, the Effective Date of which is on or prior to the Maturity Date, and a Holder elects to convert Notes in connection with such Make-Whole Adjustment Event, the Company shall increase the applicable Conversion Rate for the Notes surrendered for conversion by a number of additional shares of the Company’s Common Stock (the “Additional Shares”) determined as set forth in Section 4.22(d). A conversion of Notes shall be deemed to be “in connection with” a Make-Whole Adjustment Event if the notice of conversion of the Notes is received by the Conversion Agent from and including the Effective Date of the Make-Whole Adjustment Event transaction up to and including the date that is 35 days after such date.
(b) The number of Additional Shares will be determined by reference to the table in Section 4.22(d) and is based on the date on which the Make-Whole Adjustment Event becomes effective (the “Effective Date”) and the price paid per share of the Company’s Common Stock in the Make-Whole Adjustment Event transaction (the “Share Price”). If the Make-Whole Adjustment Event is an Asset Sale Make-Whole Adjustment Event and the consideration paid for such property and assets consists solely of cash, then the Share Price shall be the cash amount paid for such property and assets, expressed as an amount per share of the Company’s Common Stock outstanding on the Effective Date. If the Make-Whole Adjustment Event is a Common Stock Change Make-Whole Adjustment Event and holders of the Company’s Common Stock receive only cash in the Make-Whole Adjustment Event transaction, the Share Price will equal the cash amount paid per share. In all other cases, the Share Price will equal the average of the Closing Sale Prices of the Common Stock over the five (5) Trading Day period ending on the Trading Day immediately preceding the Effective Date.
(c) The Company shall mail Holders and the Trustee, not later than 30 days prior to the anticipated Effective Date, a notice describing the Make-Whole Adjustment Event and the Holders’ rights to Additional Shares. The Company shall also issue a press release through a reputable national newswire service and make the press release available on its website as soon as practicable after it first determines the anticipated Effective Date. Within three Business Days following the Effective Date, the Company shall give written notice to the Holders of the consummation of the Make-Whole Adjustment Event and shall publicly announce, through a reputable national newswire service, and publish on its website, a notice of the consummation of such Make-Whole Adjustment Event.
(d) The table below sets forth the Share Price paid per share for Common Stock in the Make-Whole Adjustment Event and the number of Additional Shares per $1,000 principal amount of the Notes by which the Conversion Rate will be increased. The Share Prices set forth in the Share Price column of the table will be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the applicable Conversion Rate as so adjusted. The number of Additional Shares will be adjusted in the same manner as the Conversion Rate as set forth in Article 4.

	Share Price
Effective Date	$ 10.75	$ 11.00	$ 12.00	$ 13.44	$ 14.00	$ 15.00	$ 17.50	$ 20.00	$ 25.00	$ 30.00	$ 40.00	$ 50.00	$ 75.00
April 20, 2010	18.6047	18.6047	16.6564	13.5940	12.6882	11.3195	8.8978	7.2602	4.9625	3.4875	1.7443	0.8257	0.0037
May 1, 2011	18.6047	18.2217	15.3578	12.3226	11.4277	10.1006	7.8354	6.3980	4.3742	3.0611	1.5190	0.7023	0.0000
May 1, 2012	18.2010	17.3174	14.3794	11.2874	10.3808	9.0461	6.8796	5.5879	3.8185	2.6724	1.3201	0.6008	0.0000
May 1, 2013	17.7193	16.7857	13.6370	10.3840	9.4338	8.0421	5.8738	4.7264	3.2377	2.2663	1.1088	0.4885	0.0000
May 1, 2014	17.5925	16.5626	13.1168	9.5905	8.5684	7.0893	4.8507	3.8044	2.6242	1.8413	0.9018	0.3910	0.0000
May 1, 2015	17.6474	16.4818	12.5820	8.6518	7.5263	5.9524	3.6553	2.7353	1.9017	1.3416	0.6564	0.2749	0.0000
May 1, 2016	17.7299	16.3232	11.6774	7.1542	5.9140	4.2311	2.0633	1.4914	1.0413	0.7405	0.3659	0.1487	0.0000
May 1, 2017	18.6047	16.4905	8.9147	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
If the exact Share Prices and Effective Dates are not set forth in the table, then: (i) if the Share Price is between two Share Price amounts in the table or the Effective Date is between two dates in the table, the Additional Shares issued upon conversion of the Notes will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two Effective Dates in the table, based on a 365-day year; (ii) if the Share Price exceeds $75.00 per share, subject to adjustment as set forth herein, no Additional Shares will be issued upon conversion of the Notes; and (iii) if the Share Price is less than $10.75 per share, subject to adjustment as set forth herein, no Additional Shares will be issued upon conversion of the Notes.
Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion exceed 93.0233 shares for each $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate pursuant to Article 4.
(e) The Company will settle conversions of Notes converted in connection with a Make-Whole Adjustment Event as provided in Section 4.01; provided, however that in connection with a Make-Whole Adjustment Event in which holders of Common Stock receive only cash consideration for their shares of Common Stock (in a single per-share amount, other than with respect to appraisal and similar rights), the Company shall settle conversions by delivering, on the tenth Business Day after the Conversion Date, for each $1,000 principal amount of Notes, an amount of cash equal to (i) the applicable Conversion Rate on the Conversion Date, increased by Additional Shares, if any, calculated as set forth in this Section 4.23, multiplied by (ii) the per-share amount of cash consideration paid in such Make-Whole Adjustment Event.
ARTICLE 5. INAPPLICABLE PROVISIONS OF THE ORIGINAL INDENTURE
Section 5.01 Limitations on Liens on Stock of Designated Subsidiaries. The provisions of Section 10.5 of the Original Indenture shall not apply to the Notes.
Section 5.02 Limitations on Sales of Capital Stock of Designated Subsidiaries. The provisions of Section 10.6 of the Original Indenture shall not apply to the Notes.
ARTICLE 6. SUCCESSOR CORPORATION
Section 6.01 When Company May Merge or Transfer Assets.
The Company shall not consolidate with or merge into any other Person or sell, convey, lease or transfer all or substantially all of its assets to any other Person in any one transaction or series of related transactions, or permit any Person to consolidate with or merge into the Company, unless:
(a) either (i) the Company shall be the surviving Person, or (ii) the surviving Person formed by such consolidation or into which the Company is merged or the Person to which the Company’s assets are so transferred shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; provided, however, that the surviving Person shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture;
(b) immediately after giving effect to such transaction, no Default or Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(c) the Company shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article 5 and that all conditions precedent herein provided for relating to such transaction have been satisfied.
The successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein; and thereafter, the Company shall be discharged from all obligations and covenants under the Indenture and the Notes. Subject to Section 9.3 of the Original Indenture, the Company, the Trustee and the successor Person shall enter into a supplemental indenture to evidence the succession and substitution of such successor Person and such discharge and release of the Company.
ARTICLE 7. REMEDIES
Section 7.01 Events of Default.
With respect to the Notes each of the following events shall be an “Event of Default”:
(a) the Company defaults in any payment of interest (including Additional Interest) due and payable on the Notes, and such default continues for a period of 30 days;
(b) the Company defaults in the payment of all or any part of the principal on the Notes and accrued and unpaid interest when the same becomes due and payable at the Maturity Date or upon required repurchase following a Fundamental Change;
(c) the Company fails to provide a Fundamental Change Notice or a notice of a Make-Whole Adjustment Event as provided herein;
(d) failure by the Company to comply with its obligations under Article 6;
(e) the Company defaults in its obligation to deliver the shares of Common Stock required to be delivered upon conversion of the Notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any Notes;
(f) the Company or any of its Subsidiaries defaults under any agreement, indenture or instrument under which there is outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed by the Company or any of its Subsidiaries having a principal amount in excess of $40,000,000 in the aggregate, whether such Indebtedness exists before the Company’s entrance into this Indenture or is created after such date, if the default (i) results in such Indebtedness becoming or being declared due and payable prior to its express maturity date or (ii) is caused by a failure to pay at least $40,000,000 of such Indebtedness when due and payable (after the expiration of any applicable grace period) at its stated maturity, upon any required repurchase, upon declaration or otherwise; provided that any such Event of Default shall be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration;
(g) the Company or any of its Subsidiaries has rendered against it a final judgment for the payment of $40,000,000 or more (excluding any amounts covered by insurance), which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;
(h) the Company defaults in its performance of any covenant or agreement in respect of the Notes or this Indenture for 60 days after receipt by the Company of a notice of

Default from the Trustee or after receipt by the Company and the Trustee of a notice of Default from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;
(i) an involuntary case or other proceeding shall be commenced against the Company or a Significant Subsidiary of the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or a Significant Subsidiary of the Company under the federal bankruptcy laws as now or hereafter in effect; and
(j) the Company or a Significant Subsidiary of the Company (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or a Significant Subsidiary of the Company or for all or substantially all of the property and assets of the Company or a Significant Subsidiary of the Company or (iii) effects any general assignment for the benefit of creditors.
The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
A Default under clause (h) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company (and in the case of such notice by Holders, the Trustee) of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
Section 7.02 Compliance Certificate; Trustee Notices
(a) The Company shall deliver to the Trustee within 120 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2010) of the Company an Officer’s Certificate, stating whether or not to the best knowledge of the signers thereof, the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
(b) The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Default and any event of which it becomes aware that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.
Section 7.03 Additional Interest.
Notwithstanding anything in this Indenture or in the Notes to the contrary (including Section 2.04 hereof), at the election of the Company, the sole remedy for an Event of Default specified in Section 7.01(h) relating to the failure by the Company to comply with Section 2.04 hereof and for any failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, shall for the first 364 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding (“Additional Interest”) for each day during the 180-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing, which such Additional Interest rate will be increased by an additional 0.25% per annum on the 181st day after such Event of Default (if such Event of Default relating to such obligations is not cured or waived prior to such 180th day pursuant to Section 7.06); provided that the rate at which such Additional Interest accrues may in no event exceed 0.50% per annum. At the election of the Company, such Additional Interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 365th day after such Event of Default (if such Event of Default relating to such obligations is not cured or waived prior to such 365th day pursuant to Section 7.06), such Additional Interest will cease to accrue and the notes will be subject to acceleration as provided in Section 7.04. This provision shall not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest following an Event of Default in accordance with this Section 7.03, the Notes will be subject to acceleration as provided in Section 7.04. In order to elect to pay the Additional Interest as the sole remedy during the first 364 days after the occurrence of an Event of Default specified in Section 7.01(h) relating to the failure by the Company to comply with Section 2.04 hereof and for any failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with this Section 7.03, the Company must notify all Holders and the Trustee and Paying Agent of such election prior to the beginning of such 364-day period. Upon the Company’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided in Section 7.04.
Section 7.04 Acceleration.
If an Event of Default (other than an Event of Default specified in Sections 7.01(i) or (j)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of Notes then outstanding by notice to the Company and the Trustee, may declare the principal amount of Notes outstanding plus accrued and unpaid interest (including Additional Interest), if any, on all the Notes to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately. If an Event of Default specified in Sections 7.01(i) or (j) occurs and is continuing, the principal amount of Notes outstanding plus accrued and unpaid interest (including Additional Interest), if any, on all the Notes shall, automatically and without any action by the Trustee or any Holder, become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding by notice to the Trustee and the Company and without notice to any other Holder may rescind any declaration of acceleration if the rescission is before any judgment or decree has been obtained and if all existing Events of Default have been cured except nonpayment of the principal amount or accrued but unpaid interest (including Additional Interest), if any, that have become due solely as a result of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Section 7.05 Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, accrued and unpaid interest (including Additional Interest), if any, and any payment of the Fundamental Change Repurchase Price or premium on the Notes or to enforce the performance of any provision of the Notes or the Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
Section 7.06 Waiver of Past Defaults.
The Holders of a majority in aggregate principal amount of the Notes at the time outstanding by notice to the Trustee and without notice to any other Holder may waive an existing default and its consequences except (a) an Event of Default described in Section 7.01(a), (b) a default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder or (c) a default which constitutes a failure to convert any Note in accordance with the terms of Article 4. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.
ARTICLE 8. DISCHARGE OF SUPPLEMENTAL INDENTURE
Section 8.01 Discharge of Liability on Notes.
When (a) the Company delivers to the Registrar all outstanding Notes (other than Notes replaced pursuant to Section 3.6 of the Original Indenture) for cancellation or (b) all outstanding Notes have become due and payable, and the Company irrevocably deposits with the Trustee or delivers to the Holders, as applicable, cash and shares of Common Stock (solely to satisfy outstanding conversions, if applicable) sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 3.6 of the Original Indenture), and if in either case the Company pays all other sums payable hereunder by the Company, then this Supplemental Indenture shall cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Supplemental Indenture with respect to the Notes on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company.

Section 8.02 Repayment to the Company.
The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for payments on the Notes that remains unclaimed for two years after the date on which such payments became due, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors and all liability of the Trustee or Paying Agent with respect to such money will cease.
ARTICLE 9. AMENDMENTS
Section 9.01 Without Consent of Holders.
In addition to any permitted amendment or supplement to the Indenture pursuant to Section 9.1 of the Original Indenture, the Company, the Trustee and the Paying Agent may amend or supplement the Indenture or the Notes without the consent of any Holder so long as such changes, other than those in clause (b), do not materially and adversely affect the interests of the Holders:
(a) to cure any ambiguity, omission, defect or inconsistency;
(b) to comply with Article 6;
(c) to provide for uncertificated Notes in addition to or in place of certificated Notes;
(d) to provide any security for or guarantee of the Notes;
(e) to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(f) to add to the Company’s covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company by the Indenture;
(g) to add Events of Default with respect to the Notes;
(h) to add circumstances under which the Company will pay additional interest on the Notes;
(i) to make any change that does not adversely affect any outstanding Notes in any material respect; and
(j) to conform the Notes and the Indenture with the descriptions set forth in the “Description of Notes” section of the Prospectus Supplement, dated April 21, 2010, to the Prospectus, dated April 20, 2010, with respect to the Notes.

After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all such Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
Section 9.02 With Consent of Holders.
Subject to Section 9.2 of the Original Indenture and to the second sentence of this Section 9.02, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Trustee and the Paying Agent may amend or supplement the Indenture or the Notes. However, without the consent of each Holder affected, an amendment to the Indenture or the Notes may not:
(a) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(b) reduce the interest rate of the Notes or change the time for payment of interest (including any Additional Interest) thereon;
(c) reduce the principal amount of or change the Maturity Date of any Note;
(d) reduce the Fundamental Change Repurchase Price of any Note or change the time at which the Notes may or must be redeemed or repurchased;
(e) make any payments on the Notes payable in currency other than as stated in the Notes;
(f) impair a Holder’s right to institute suit for the enforcement of any payment on the Notes;
(g) make any change in the percentage of principal amount of Notes necessary to waive compliance with the provisions of Section 7.06 or this Section 9.02;
(h) waive a continuing default or Event of Default regarding any payment on the Notes; or
(i) make any change that adversely affects a Holder’s rights under Sections 3.02 to 3.04, under Article 4 or under Paragraph 5 or 6 of the Notes.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section 9.02 becomes effective, the Company shall mail to each Holder a notice briefly describing the amendment. The failure to give such notice to all such Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

ARTICLE 10. MISCELLANEOUS
Section 10.01 Governing Law.
THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE AND EACH OF THE NOTES (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT PROVIDE FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).
Section 10.02 Payments on Business Days.
If any Interest Payment Date or the Maturity Date or any earlier required repurchase date would fall on a day that is not a Business Day, the required payment shall be made on the next succeeding Business Day and no interest on such payment shall accrue in respect of the delay.
Section 10.03 No Security Interest Created.
Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
Section 10.04 Trust Indenture Act.
This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof or the Original Indenture that is required to be included in an indenture qualified under the Trust Indenture Act, such required provision shall control.
Section 10.05 Benefits of Indenture.
Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar and their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
Section 10.06 Calculations.
Except as otherwise provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market prices of the Notes and the Common Stock, any accrued interest payable on the Notes and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee, and the Conversion Agent (if different than the Trustee), and each of the Trustee and Conversion Agent (if different than the Trustee) is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.
Section 10.07 Table of Contents, Headings, Etc.
The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 10.08 Execution in Counterparts.
This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
Section 10.09 Severability.
In the event any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MGIC INVESTMENT CORPORATION
By:	/s/ James A. Karpowicz
	Name:	James A. Karpowicz
	Title:	Senior Vice President, Chief Investment Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven F. Posto
	Name:	Steven F. Posto
	Title:	Vice President

Supplemental Indenture

EXHIBIT A
FORM OF NOTE
[FORM OF FACE OF NOTE]
[LEGEND FOR GLOBAL NOTES]
[THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS CONVERTIBLE NOTE FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No. R-1
CUSIP No. 552848 AD 5
ISIN No. US552848AD50
Principal Amount $[___________]
as revised by the Schedule of Increases
and Decreases of Global Note attached hereto
MGIC INVESTMENT CORPORATION
5% Convertible Senior Notes due 2017
MGIC INVESTMENT CORPORATION, a Wisconsin corporation, for value received, hereby promises to pay CEDE & CO., or registered assigns, [                                         Dollars ($                    ] on May 1, 2017 (the “Maturity Date”).
Interest Payment Dates: May 1 and November 1.
Record Dates: April 15 and October 15.
Additional provisions of this Note are set forth on the other side of this Note.

Dated: [ ] (CORPORATE SEAL)	MGIC INVESTMENT CORPORATION
By:
		Name:	James A. Karpowicz
		Title:	Senior Vice President, Chief Investment Officer and Treasurer
Authorized Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: [ ]

[FORM OF REVERSE OF NOTE]
5% Convertible Senior Notes due 2017
1. Interest.
This Note shall bear cash interest at the rate of 5% per annum. Interest on this Note shall accrue from April 26, 2010 (the “Issue Date”) or from the most recent date to which interest has been paid or provided for. Interest shall be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2010, to the holder of record of Notes at the Close of Business on the April 15 and October 15 immediately preceding such Interest Payment Date (or repurchase, redemption or Maturity Date, as applicable). Each payment of cash interest on this Note shall include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, the Issue Date) through the day before the applicable Interest Payment Date, Fundamental Change Repurchase Date or Maturity Date, as applicable. Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or other amount will be paid as a result of any such postponement. Interest shall be calculated using a 360-day year composed of twelve 30-day months. Interest shall cease to accrue on this Note upon its Maturity Date, conversion or repurchase by the Company, including a repurchase at the option of the Holder upon a Fundamental Change in accordance with Paragraph 5 hereof.
Interest on Notes converted after a Record Date, but prior to the corresponding Interest Payment Date, will be paid to the Holder of the Notes on the Record Date, but upon such conversion, the Holder must pay the Company the interest which has accrued and will be paid by the Company on such Interest Payment Date. No such payment need be made (1) if the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the next Interest Payment Date; (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes; or (3) if such Notes are surrendered for conversion after the Close of Business on the Record Date for the payment of interest on the Notes at the Maturity Date.
2. Method of Payment.
The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided herein and in the Indenture. The Company will pay interest (except Defaulted Interest) on the principal amount of the Notes on each May 1 and November 1 to the Persons who are registered Holders of Notes at the Close of Business on the April 15 and October 15 next preceding the Interest Payment Date even if Notes are canceled or repurchased after such Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, accrued and unpaid interest (including Additional Interest), if any, and the Fundamental Change Repurchase Price or premium in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company will make all payments in respect of a Global Note registered in the name of the Depositary or its nominee to the Depositary or its nominee, as the case may be, by wire transfer of immediately available funds to the account specified by such Holder. The Company will make all payments in respect of a Physical Note (including principal and interest) in U.S. dollars at the office of the Paying Agent. At the Company’s option, the Company may make such payments by mailing a check to the registered address of each Holder thereof as such address shall appear on the register or, if requested by a Holder of more than $1,000,000 in aggregate principal amount of Notes, by wire transfer of immediately available funds to the account specified by such Holder. If an Interest Payment Date is a date other than a Business Day, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.
3. Paying Agent, Conversion Agent and Registrar.
Initially, U.S. Bank National Association will act as Trustee, Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the United States of America, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their affiliates may act as Paying Agent, Conversion Agent or Registrar.
4. Indenture.
The Company issued the Notes under an Indenture, dated as of October 15, 2000 (the “Original Indenture”), between the Company and U.S. Bank National Association (as successor to Bank One Trust Company, National Association), as supplemented by the Supplemental Indenture, dated as of April 26, 2010 (the “Supplemental Indenture” and the Original Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.
The Notes are general unsecured and unsubordinated obligations of the Company limited to an aggregate principal amount of not more than $345,000,000. The Indenture does not limit other indebtedness of the Company, secured or unsecured.
5. Purchase By the Company at the Option of the Holder upon a Fundamental Change.
(a) At the option of the Holder, and subject to the terms and conditions of the Indenture, if a Fundamental Change occurs, each Holder of Notes will have the right, at its option, to require the Company to repurchase for cash all of its Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, at a Fundamental Change Repurchase Price equal to 100% of the principal amount of Notes to be repurchased plus accrued and unpaid interest (including Additional Interest), if any, to (but excluding) the Fundamental Change Repurchase Date. To exercise the repurchase right, the Holder must deliver, on or before the Close of Business on the Scheduled Trading Day immediately preceding the Fundamental Change Repurchase Date, written notice to the Trustee of such Holder’s exercise of its repurchase right, together with the Notes with respect to which the right is being exercised. Subject to such Holder’s satisfaction of certain requirements in the Indenture, the Company is required to repurchase the Notes on the date that is no fewer than 20 Business Days and no more than 45 Business Days after the date of the Fundamental Change Notice delivered by the Company.
(b) Holders have the right to withdraw any Fundamental Change Repurchase Notice delivered pursuant to Paragraph 5(a) above by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture at any time prior to the Close of Business on the last day prior to the Fundamental Change Repurchase Date. If cash sufficient to pay the Fundamental Change Repurchase Price of all Notes or portions thereof to be repurchased as of the Fundamental Change Repurchase Date is deposited with the Paying Agent on the Fundamental Change Repurchase Date, interest will cease to accrue on such Notes (or portions thereof) immediately after such Fundamental Change Repurchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Fundamental Change Repurchase Price upon surrender of such Note.
6. Conversion.
(a) Holders may surrender Notes, in integral multiples of $1,000 principal amount, for conversion into shares of Common Stock at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date.
(b) The initial Conversion Rate is 74.4186 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in certain events described in the Indenture. Upon conversion, a Holder will receive, on the third Trading Day following the Conversion Date, a number of shares of Common Stock equal to (i) (A) the aggregate principal amount of Notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable Conversion Rate in effect on the relevant Conversion Date; provided, however, that for any conversion that occurs on or after the record date for the payment of interest on the Notes at maturity, the Company will deliver such shares on the Maturity Date. Notwithstanding the foregoing, the Company will not deliver any fractional shares upon conversion; instead, Holders will receive cash in lieu of fractional shares based on the Closing Sale Price of the Common Stock on the Conversion Date (or, if the Conversion Date is not a Trading Day, the next following Trading Day).
(c) To surrender a Note for conversion, a Holder must (1) complete and manually sign the irrevocable conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent; (2) surrender the Note to the Conversion Agent; (3) furnish appropriate endorsements and transfer documents; and (4) pay any transfer or similar tax, if required.
(d) A Holder may convert a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the shares of Common Stock, except as provided in the Indenture. Except as provided in Paragraph 1 hereof, on conversion of a Note, the Holder will not receive any cash payment representing accrued and unpaid interest with respect to the converted Notes. Instead, upon conversion the Company will deliver to the Holder shares of Common Stock and any cash payment to account for fractional shares. Accrued and unpaid interest will be deemed paid in full rather than cancelled, extinguished or forfeited. The Company will not adjust the Conversion Rate to account for accrued and unpaid interest.
7. Denominations; Transfer; Exchange.
The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes in respect of which a Fundamental Change Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be repurchased in part, the portion of the Note not to be repurchased).
8. Persons Deemed Owners.
The registered Holder of this Note may be treated as the owner of this Note for all purposes.
9. Unclaimed Money or Securities.
The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors, unless an applicable abandoned property law designates another Person.
10. Trustee Dealings with the Company.
Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.
11. Calculations in Respect of Notes.
The Company will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market prices of the Notes and the Common Stock, any accrued interest payable on the Notes and the Conversion Rate of the Notes. The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Notes. The Company will provide to the Trustee a schedule of its calculations, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of the Notes upon the request of such Holder.

12. No Recourse Against Others.
A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
13. Authentication.
This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s certificate of authentication on the other side of this Note.
14. Abbreviations.
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
15. GOVERNING LAW.
THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
16. Additional Interest.
Holders of Notes shall be entitled to payments of Additional Interest, if any, to the extent set forth in the Indenture.
The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
MGIC Investment Corporation
MGIC Plaza
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
Attention: Investor Relations

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL NOTE
Initial Principal amount of Global Note: $[                         ].

Principal Amount of
	Amount of Increase	Amount of Decrease	Global Note After	Notation by
	in Principal Amount	in Principal Amount	Increase or	Registrar or
Date	of Global Note	of Global Note	Decrease	Security Custodian

[FORM OF NOTICE OF CONVERSION]
To: MGIC Investment Corporation
The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof (which is $1,000 or an integral multiple hereof) below designated, into shares of Common Stock, if any, in accordance with the terms of the Indenture referred to in this Note, and directs that any shares of Common Stock issuable and deliverable upon conversion, together with any check in payment for fractional shares of Common Stock, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the Close of Business on a Record Date and prior to the Open of Business on the related Interest Payment Date, this notice is accompanied by payment of an amount equal to the interest payable on such Interest Payment Date of the principal of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect hereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Principal amount to be converted (in an integral multiple of $1,000, if less than all):
$

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program; (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee
Fill in for registration of any shares of Common Stock and Notes if to be issued otherwise than to the registered Holder.

(Name)

(Address)

Please print Name and Address (including zip code number)

Social Security or other Taxpayer Identifying Number:

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]
To: MGIC Investment Corporation
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from MGIC Investment Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to repay to the registered holder hereof in accordance with the applicable provisions of this Note and the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Repurchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all): $                    ,000
NOTICE: The signature on the Fundamental Change Repurchase Notice must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

[FORM OF ASSIGNMENT AND TRANSFER]
For value received                                            hereby sell(s), assign(s) and transfer(s) unto (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                       attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program; (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee